Exhibit 99.2

RESTORATION HARDWARE HOLDINGS, INC. ANNOUNCES DEPARTURE OF CO-

CHIEF EXECUTIVE OFFICER CARLOS ALBERINI

Mr. Alberini Plans to Continue to Serve as a Member of the Board of Directors and Remain a

Significant Shareholder of the Company

Corte Madera, CA – December 12, 2013 – Restoration Hardware Holdings, Inc. (NYSE: RH) today announced the resignation of Carlos Alberini from his position as Co-Chief Executive Officer of the Company, effective January 31, 2014. Mr. Alberini has accepted the position of Chairman of the Board and Chief Executive Officer of Lucky Brand, in Los Angeles, effective upon closing of the pending acquisition by Leonard Green & Partners, L.P. Mr. Alberini plans to continue to serve as a member of the Board of Directors of Restoration Hardware Holdings, Inc. and remain a significant shareholder of the Company.

Gary Friedman, Chairman and Co-Chief Executive Officer, said, “On behalf of myself, the Board and the entire RH team, I want to express our deepest thanks to Carlos for the numerous contributions he has made as Co-Chief Executive Officer. His leadership has been invaluable, and we are delighted with his continuing service as a member of our Board of Directors.”

Mr. Friedman continued, “Carlos has been a tremendous partner to me personally, and while disappointed to not have our relationship continue in its current capacity, I am thrilled we will have the opportunity to work together at the Board level in our quest to build one of the most innovative and admired brands in the industry.”

Carlos Alberini said, “I have been presented with an opportunity to fulfill my lifelong dream to run and build a company. Leaving RH has been one of the most difficult decisions I have ever made in my career. Gary and I have built an extraordinary relationship, which I treasure and will miss. These past few years with Gary and the RH team have been extremely rewarding and fulfilling and I am so proud of our accomplishments. I am honored and thrilled that I will continue to have the opportunity to serve on the Board, and plan to remain a significant shareholder in what I believe will be recognized as one of the greatest retail stories of all time.”

In closing, Mr. Friedman commented, “We are developing a transition plan and will initiate a search for Carlos’ replacement shortly. I am confident that our exceptional leadership team will continue to drive industry leading growth and results. From all of us at TeamResto, I wish Carlos, his wife Andrea, and their entire family much love and happiness in this next adventure as they return to their former home in Los Angeles.”

Conference Call and Webcast Information

Restoration Hardware Holdings, Inc. will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss this announcement and its third quarter results. Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of Restoration Hardware’s conference call will also be available online at the Company’s website www.restorationhardware.com under Investor Relations. A replay of the conference call will be available through December 27 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 19582570 as well as on the Company’s investor relations website.

About Restoration Hardware Holdings, Inc.

RH (Restoration Hardware Holdings, Inc.—NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, source books, and online at RH.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws including statements related to the Company’s industry leading growth and results, statements relating to the Company’s brands being among the most innovative and admired in the industry and statements related to Mr. Alberini’s continuing service on the Board of Directors and his plans to remain a significant shareholder of the Company. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, our ability to retain key personnel, general economic conditions and the impact on consumer confidence and spending, changes in customer demand for our products, our ability to anticipate consumer preferences and buying trends, risks related to the number of new business initiatives we are undertaking, risks in the implementation or our real estate portfolio transformation, delays in store openings, risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Restoration Hardware Holdings’ Form 10-K filed with the Securities and Exchange Commission on April 29, 2013, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact

Cammeron McLaughlin

VP, Investor Relations

(415) 945-4998

cmclaughlin@restorationhardware.com

Press Contact

Alecia Pulman or Jessica Liddell

ICR, Inc.

(203) 682-8200

RH@icrinc.com

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